Exhibit 10.2 Letter of Intent and Term Sheet

March 8, 2007

Sequiam Corporation
300 Sunport Lane
Orlando, FL 32809
Attention: Mark Mroczkowski

Re: Proposed Loan to Sequiam Corporation from Biometrics Investors, L.L.C.

Dear Sirs:

Biometrics Investors, L.L.C., a Delaware limited liability company (“Lender”) has acquired that Second Amended, Restated and Consolidated Senior Secured Term Note dated November 1, 2005 (the "Note") made by Sequiam Corporation (the “Company”) in the initial aggregate principal amount of $3,650,000. This letter of intent states the terms on which Biometrics Investors, L.L.C. (“Lender”), is prepared to further amend and restate the Note and enter into a new Credit Agreement with the Company providing for the advance of an additional loan amount as provided below. The parties intend to be contractually bound by the terms stated in this letter of intent only upon execution and delivery of final loan and security documents.

This offer of terms stated in this letter of intent is valid for ten (10) days from the date stated above.

Issue	Terms
A. The Note	Subject to the terms and conditions of this letter of intent, the Note would be amended and restated as follows:
1. Principal Amount: $6,500,000	The principal amount of the existing loan would be increased from $4,000,000 to $6,500,000
2. Interest Rate:	The interest rate on the Note would be twelve percent (12%) per annum. Interest would be payable monthly in arrears.
3. Maturity Date:	The Note would be due and payable on April 15, 2009.
4. Principal Amortization:	No principal amortization would be required.
B. The First Additional Advance	Subject to the terms and conditions of this letter of intent, Lender would advance an additional $2,500,000 to the Company.
1. Produce Development Advances.

Lender would advance working capital to the Company for product development purposes in the amount of $1,000,000. Disbursements of this advance would be conditioned on either the execution of contracts with new customers or the receipt of additional purchase orders from existing customers, with those purchase orders and contracts to be in form and on terms satisfactory to Lender, including having gross margins acceptable to Lender..

2. Advances Based on Profitability.

Lender and the Company would establish criteria for improvement in the Company's cash flow and decreases in the Company's operating losses. Based on the Company's achievement of these criteria, Lender will advance additional working capital in an amount not to exceed $1,500,000.

3. Board Representation.	The Company will increase the number of seats on its Board of Directors from three to five, and two Lender representatives would be elected as directors of the Company.
C. Collateral for the Loan and Loan Documentation
1. Guarantees.	All subsidiaries of the Company would guarantee the Loan.
2. Collateral.	All assets of the Company, including the stock of the subsidiaries, would be pledged to secure the loan.
3. Loan Documentation
D. Conditions to the First Additional Advance	These conditions have to be satisfied before additional amounts are advanced.
1. Issuance of Warrants to Lender.

You would receive warrants for an amount of common shares that would represent 25% of the number of shares of common stock that the Company would have if all warrants and conversion rights were exercised ("Fully Diluted Shares"). The Company would obtain waivers of anti-dilution restrictions from the existing shareholders, warrant holders and convertible preferred holders who have anti-dilution rights.

The Company has advised Lender that the number of Fully Diluted Shares is 156,335,113. If that number is correct, the Lender would receive warrants for 104,223,409 common shares. The price for the warrant exercise would be $.01.

2. Consent of Existing Holders.

All shareholders or warrant holders with existing protection against dilution would consent to the grant of the warrants and would waive dilution rights and any rights adjusting the price at which their warrants would be exercised.

3. Securities Law Requirements.

The Company would both have received advice of counsel regarding securities law requirements regarding disclosure of the loan and the issuance of the warrants. The Company would agree to register the shares issued to Lender as a result of the exercise of the warrants at no cost to Lender.

E. The Additional Advance Amounts	Subject to the terms and conditions of this letter of intent, Lender would advance an additional $5,000,000 to the Company.
1. Conditions to the Additional Advances.	These advances would be conditioned entirely on Company achievement of profitability and cash flow targets.
2. Advances against inventory and receivables	The Company would advance _____ % against Qualifying Inventory and _____ % against Qualifying Receivables.
3. Collateral.	Same as for the first advance.
4. Warrants.

You would receive warrants for an amount of common shares that would represent 15% of the number of shares of common stock that the Company would have if all warrants and conversion rights were exercised. The Company would obtain waivers of anti-dilution restrictions from the existing shareholders, warrant holders and convertible preferred holders who have anti-dilution rights. The price for the warrant exercise would be $.01. The total number of common shares that would be issued to the Lender would represent 40% of the of the number of shares of common stock that the Company would have if all warrants and conversion rights were exercised

                BIOMETRICS INVESTORS, L.L.C., a Delaware limited liability company

                By:___________________________________
                Name: ________________________________
                                                Title: _________________________________